Media Contact:  Jim Fingeroth and Dawn Dover Financial Contact:  Nancy Christal
              Kekst and Company                                   Melville
              (212) 593-2655                                      (914)
925-4385


                                                          FOR IMMEDIATE RELEASE


                      MELVILLE CORPORATION AGREES TO SELL
                    MARSHALLS DIVISION TO THE TJX COMPANIES


RYE, NEW YORK, October 16, 1995 -- Melville Corporation (NYSE:MES) today announced that it has entered into a definitive agreement for the sale of its Marshalls division to The TJX Companies, Inc. (NYSE:TJX) for a total purchase price of approximately $550 million, consisting of $375 million in cash and $175 million in TJX convertible preferred stock.

Completion of the transaction is subject to regulatory approval and certain contract conditions. In that regard, TJX has already received firm financing commitments from a group of major banks for the cash portion of the purchase price and for anticipated working capital needs. The transaction is expected to close in the fourth quarter of 1995.

"We are very pleased to have reached this agreement," said Stanley Goldstein, Chairman and Chief Executive Officer of Melville. "It is one result of the comprehensive review that we initiated early this year to determine how Melville can significantly increase value for its shareholders. We expect to have further results of that process to announce before year-end.

"While there is considerable potential in the off-price sector, we recognize there is a need for consolidation in the industry. We believe it is in the best long-term interests of our shareholders that we not pursue the role of consolidator, since it would result in dilution of Melville management's focus on achieving growth in our other core businesses.



"TJX has an excellent management team for which we have great admiration. We firmly believe that this is an excellent opportunity for Marshalls. Through our equity interest in TJX, Melville shareholders will continue to benefit from the combined company's enhanced performance," Mr. Goldstein said.

Proceeds of the transaction will be used to reduce Melville's debt. In connection with the sale, Melville will record an after-tax charge of approximately $195 million in its fourth quarter. The transaction will also reduce fourth quarter operating earnings, due to the significant amount of Marshalls' business done during the Christmas season. The amount of the fourth quarter earnings reduction will depend on the timing of closing.

Marshalls is an off-price retailer operating 495 stores in 40 states and Puerto Rico as of September 30, 1995. Marshalls' sales in 1994 represented $2.8 billion of Melville's total 1994 sales of $11.3 billion.

TJX operates the T.J. Maxx chain of off-price stores which totaled 571 stores nationwide as of September, 1995. Its other divisions include Chadwick's of Boston, Winners Apparel Ltd. and Home Goods. Sales for the year ended January, 1995 totaled $3.8 billion.

Melville operates specialty retail stores nationwide in four business segments: prescription drugs, health and beauty care; apparel; footwear; and toys and home furnishings. In addition to Marshalls, its retail divisions include CVS, Meldisco, Kay-Bee, Wilsons and Linens 'n Things among others.

Morgan Stanley & Co. and Financo, Inc. have acted as financial advisors to
                         Melville in this transaction.

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